EXHIBIT 99.2

Discovery Labs Initiates Launch of AFECTAIR®

First Phase of Launch Introduces New, Proprietary Technology to Select Neonatal and Pediatric Critical Care Centers

Warrington, PA - January 03, 2013 – Discovery Laboratories, Inc. (NASDAQ: DSCO), a specialty biotechnology company dedicated to advancing a new standard in respiratory critical care, today announced it has initiated the launch of its AFECTAIR® airway connector for infants receiving aerosolized medication in neonatal or pediatric intensive care units (NICU and PICU, respectively).  The AFECTAIR device simplifies the delivery of aerosolized medication to critical care patients who require ventilatory support by introducing the medication directly at the patient interface.

The launch begins with an AFECTAIR user experience program in leading U.S. critical care centers that represent approximately ten percent of the Company’s targeted institutions.  The selected institutions are considered to be centers of influence within the neonatal and pediatric critical care community.   The initial phase of this launch is intended to facilitate peer-to-peer exchange that will allow physicians and respiratory therapists to discuss the advantages and proper utilization of this novel device.  This phase of the launch is anticipated to run through the first quarter of 2013 at which time Discovery Labs will initiate a broader introduction of AFECTAIR.

“We are very excited to formally introduce AFECTAIR to the neonatal and pediatric critical care community,” said Thomas F. Miller, Chief Operating Officer at Discovery Labs. “The AFECTAIR technology exemplifies Discovery Labs’ innovative spirit and progress toward advancing new standards in respiratory critical care.”

The AFECTAIR technology was developed as a component of the AEROSURF® development program and is a proprietary, disposable device that simplifies the delivery of aerosolized medications to critical-care patients requiring ventilatory support such as intermittent mechanical ventilation or continuous positive airway pressure.   To date, in vitro studies suggest that the AFECTAIR technology may be an effective new solution for delivering aerosolized medications to infants receiving ventilatory support while providing healthcare professionals with a simplified alternative to current practices.  According to national health statistics and internal market assessment data, it is estimated that each year approximately 355,000 pediatric patients in the United States are eligible to receive aerosolized medications while requiring ventilator support.

Discovery Labs is also pursuing European Conformity (CE) marking for potential commercialization of AFECTAIR for infants in the European Union (EU) in 2013.

ABOUT AEROSURF
AEROSURF (lucinactant for inhalation), Discovery Labs’ initial aerosolized KL4 surfactant product, is under development to address respiratory distress syndrome in premature infants.  Through the effective delivery of aerosolized KL4 surfactant using Discovery Labs’ proprietary capillary aerosol generator technology and AFECTAIR, AEROSURF may significantly expand the surfactant-eligible treatment population by providing neonatologists with a means of administering surfactant without the risks currently associated with invasive endotracheal intubation and mechanical ventilation.

ABOUT DISCOVERY LABS
Discovery Laboratories, Inc. is a specialty biotechnology company with one focus – to create life-saving products for patients with respiratory disease and improve the standard of care for pulmonary medicine.  Discovery Labs’ novel proprietary KL4 surfactant technology produces a synthetic, peptide-containing surfactant that is structurally similar to pulmonary surfactant and is being developed in liquid, lyophilized and aerosol dosage forms.  Discovery Labs is also developing its proprietary drug delivery technologies to enable efficient, targeted upper respiratory or alveolar delivery of aerosolized KL4 surfactant.  Discovery Labs believes that its proprietary technologies make it possible, for the first time, to develop a significant pipeline of surfactant products to address a variety of respiratory diseases for which there frequently are few or no approved therapies.  For more information, please visit our website at www.Discoverylabs.com.

Forward-Looking Statements
To the extent that statements in this press release are not strictly historical, all such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made. Examples of such risks and uncertainties, including those related to the development and commercial introduction of AFECTAIR in the U.S. and EU, are described in Discovery Labs’ filings with the Securities and Exchange Commission including the most recent reports on Forms 10-K, 10-Q and 8-K, and any amendments thereto. Any forward-looking statement in this release speaks only as of the date on which it is made. The Company assumes no obligation to update or revise any forward-looking statements.

Contact Information:
Media Relations:
Michael Parks, Pitch360 - 484.356.7105 or Michael@pitch360inc.com

Investor Relations:
Michael Rice, LifeSci Advisors - 646.597.6979
John G. Cooper, President and Chief Financial Officer - 215.488.9490